AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE FLOWER VALET

The undersigned President and Secretary of THE FLOWER VALET does hereby certify:

That the Board of Directors of said Corporation, at a meeting duly convened and held on the 20th day of December, 2004, adopted a resolution to amend the original Articles as follows:

Article I - NAME

The exact name of this corporation is:

SEASIDE EXPLORATION, INC

There are 6,500,000 outstanding common shares to vote on this amendment. More than 51% of the shareholders have voted in favor of this Amendment, being enough shares to approve the action.

Dated: December 20, 2004

/s/ Christine Szymarek

CHRISTINE SZYMAREK, President

/s/ Christine Szymarek

CHRISTINE SZYMAREK, Secretary